EXHIBIT 99.1

700 LOUISIANA STREET	FAX: 713 225-6475
SUITE 4300	TELEPHONE: 713 570-3200
HOUSTON, TEXAS 77002

PRESS RELEASE

Pioneer Announces Unanticipated Reduction in Operating Rate

     Houston, Texas (July 13, 2005) — Pioneer Companies, Inc. (NASDAQ: PONR) announced today that it has reduced the operating rate at its chlor-alkali production facility in St. Gabriel, Louisiana as a result of a reduction in demand for chlorine from certain customers. Those customers have indicated that they anticipate a return to normal demand in early August.

     Beginning in mid-June the volume of chlorine produced and sold at the St. Gabriel facility was reduced as a result of mechanical problems at the customers’ production facilities. Production and sales were reduced by approximately 2,000 ECUs in June as a result. Each ECU, or electrochemical unit, consists of 1.1 tons of caustic soda and 1 ton of chlorine. The reduced purchases from these customers during the month of July will result in further operating reductions that are expected to reach approximately 3,100 ECUs for the month.

     “Our chlor-alkali production facility in Becancour, Quebec also experienced an operating problem in June, resulting in the loss of the production and sale of approximately 3,000 ECUs. That problem has been resolved,” Michael Y. McGovern, Pioneer’s President and Chief Executive Officer, stated.

     Pioneer, based in Houston, manufactures chlorine, caustic soda, bleach, hydrochloric acid and related products used in a variety of applications, including water treatment, plastics, pulp and paper, detergents, agricultural chemicals, pharmaceuticals and medical disinfectants. Pioneer owns and operates four chlor-alkali plants as well as other downstream manufacturing facilities in North America.

     Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements relate to matters that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, the risks and uncertainties described in Pioneer’s filings with the Securities and Exchange Commission. Actual outcomes may vary materially from those indicated by the forward-looking statements.

Contact: Gary Pittman
                (713) 570-3200